FORM OF AMENDED AND RESTATED PERFORMANCE STOCK AWARD AGREEMENT
(2008 LONG-TERM INCENTIVE PROGRAM)

THE CHILDREN’S PLACE RETAIL STORES, INC.

This Amended and Restated Performance Stock Award Agreement (the “Agreement”), entered into on January __, 2008 by and between The Children’s Place Retail Stores, Inc., a Delaware corporation (the “Company”), and the individual identified in Exhibit A (the “Awardee”), but effective as of December 10, 2007, amends, restates and supercedes, the Performance Stock Award Agreement effective as of the “Award Date” set forth in the attached Exhibit A.

WHEREAS, the Company desires to provide the Awardee an incentive to participate in the success and growth of the Company through the opportunity to earn a proprietary interest in the Company; and

WHEREAS, to give effect to the foregoing intentions, the Company desires to grant the Awardee a performance stock award of shares of the Company’s common stock, par value $.10 per share (the “Common Stock”) pursuant to the Amended and Restated 2005 Equity Incentive Plan of The Children’s Place Retail Stores, Inc. (the “Plan”);

WHEREAS, on December 6, 2007 the Compensation Committee of the Board of Directors (the “Committee”) awarded the number of Performance Shares determined in accordance with Exhibit A of this Agreement to Awardee and such award was effective on December 10, 2007;

WHEREAS, on January 10, 2008, the Committee authorized certain changes to the terms of the Performance Stock Award Agreement and the Committee desires that such changes be effective as of December 10, 2007;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto agree as follows:

1. Award. Subject to Sections 2 and 3 hereof, the Company shall deliver to the Awardee the number of shares of Common Stock determined in accordance with Exhibit A (the “Performance Shares”) to the extent, if any, that performance targets established by the Committee no later than April 30, 2008 and incorporated into Exhibit A are achieved. Subject to the earlier delivery of such shares or any portion thereof required by Section 2 or 3 or Exhibit A hereof and the Awardee's continued employment with the Company or a Subsidiary (other than termination due to death, Disability or a termination entitling Awardee to severance benefits under Section 4 of the Change in Control Severance Agreement entered between the Company and Awardee (the “Change in Control Severance Agreement”)), the shares shall be delivered to the Awardee no later than 60 days after the end of the Company's 2010 fiscal year (the “Delivery Date”). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings as set forth in the Plan.

2. Termination of Employment During Measurement Period. If Awardee’s employment with the Company and its Subsidiaries terminates after the beginning of the Company's 2008 fiscal year and before the end of the Company's 2010 fiscal year (the “Measurement Period”) due to the Awardee’s Disability or death, the Awardee (or Awardee's estate) shall be entitled to the (1) the Performance Shares, if any, that have been earned and otherwise would have been paid in accordance with Exhibit A had Awardee continued in the employment of the Company throughout the entire Measurement Period, plus (2) a prorated number of the Target Number of Performance Shares available to be earned during the remainder of the Measurement Period based on the ratio of the number of full calendar months the Awardee was employed during the Measurement Period (minus any months for which the Compensation Committee has determined whether Performance Shares have been earned ) to the remaining number of calendar months in the Measurement Period. Such Performance Shares, if any, shall be delivered to the Awardee (or Awardee’s estate) on the Delivery Date to the extent the requisite performance targets have been achieved. Except as provided in Section 3 below, if Awardee’s employment with the Company and its Subsidiaries terminates before the Delivery Date for any reason other than due to the Awardee’s Disability or death, the Awardee shall not be entitled to receive any Performance Shares. Notwithstanding anything contained herein to the contrary, delivery of Performance Shares to a “specified employee” as defined in Section 409A(a)(2)(B) of the Code shall be deferred until the first business day of the seventh month following Awardee's separation from service with the Company to the extent earlier delivery would cause a violation of Section 409A of the Code.

3. Change in Control.

(i) Acceleration of Performance Shares. In the event that a Change in Control occurs after the date hereof or during the Measurement Period and either (1) Awardee is entitled to severance benefits under Section 4 of Awardee’s Change in Control Severance Agreement or (2) this Agreement is not assumed by the purchaser or surviving company (as the case may be), then in such event, the Awardee shall be entitled to receive the greater of: (1) the Performance Shares that the Awardee earned and would be entitled to receive at the end of the Performance Period based on achievement of the Performance Metrics established by the Compensation Committee through the date of the Change in Control or, if applicable, the Awardee's date of termination of employment (in each case, notwithstanding any minimum performance requirement on which the issuance of Performance Shares are conditioned) or (2) a percentage of the Target Number of Performance Shares that the Awardee would be entitled to receive at the end of the Performance Period, as follows: (a) if the Change in Control occurs on or before the first anniversary of the Award Date, 50% of the Target Number of Performance Shares shall be deemed earned and become payable; (b) if the Change in Control occurs after the first anniversary of the Award Date and on or before the 18-month anniversary of the Award Date, 75% of the Target Number of Performance Shares and (c) if the Change in Control occurs after the 18-month anniversary of the Award Date, 100% of the Target Number of Performance Shares. Notwithstanding anything herein to the contrary, for purposes of determining the number of Performance Shares issuable in the event of a Change of Control pursuant to this Section 3, any minimum performance requirement on which the issuance of Performance Shares are conditioned shall be disregarded.

(ii) Delivery of Accelerated Performance Shares. In the event Performance Shares become issuable pursuant to this Section 3, the underlying Common Stock shall be delivered to the Awardee on, or prior to, (1) the Date of Termination (as defined in the Change in Control Severance Agreement), where Awardee is entitled to such Performance Shares pursuant to Section 4 of the Change in Control Severance Agreement (or, if Awardee is a “specified employee” as defined in Section 409A(a)(2)(B) of the Code, on the first business day of the seventh month following the Awardee's separation from service with the Company to the extent earlier delivery would cause a violation of Section 409A of the Code), or (2) the date of the Change in Control, where this Agreement is not assumed by the purchaser or surviving company (as the case may be); provided, however, in lieu of such Performance Shares, Awardee shall receive either (A) the same kind and amount of securities and/or other property receivable by holders of outstanding shares of the Company’s Common Stock as consideration in such Change in Control transaction, or (B) cash equal to the “fair market value” of the Common Stock underlying such Performance Shares, or property described in the foregoing clause (A), determined as of the date of the Change in Control. For purposes of this Agreement, "fair market value" means the per-share price paid for (or the corresponding value assigned to) the Common Stock in connection with the Change in Control (or, if such amount is payable in connection with the Awardee's Date of Termination, the higher of such amount or the "Fair Market Value" of the Common Stock as determined pursuant to Section 2(n) of the Plan on the date of payment). Notwithstanding the foregoing, to the extent the Performance Shares are subject to Section 409A of the Code, payment shall be made in connection with a Change in Control on the applicable date set forth above only if such Change in Control also qualifies as a "change in the ownership or effective control" of the Company or a "change in the ownership of a substantial portion of the assets" of the Company, each as determined pursuant to Section 409A of the Code, and any Performance Shares that cannot be delivered upon the occurrence of the Change in Control as a result of the application of this sentence shall instead be delivered on the otherwise-applicable Delivery Date.

4. Transfer Restrictions. Prior to delivery of any Performance Shares, the Awardee shall not be deemed to have any ownership or shareholder rights (including without limitation dividend and voting rights) with respect to such shares, nor may the Awardee sell, assign, pledge or otherwise transfer (voluntarily or involuntarily) any of the Performance Shares prior to delivery thereof.

5. Adjustment of Shares. Notwithstanding anything contained herein to the contrary, in the event of any change in Common Stock resulting from a corporate transaction including, but not limited to, a subdivision or consolidation, reorganization, recapitalization, merger, share split, reverse share split, share distribution, combination of shares or the payment of a share dividend, the Performance Shares shall be treated in the same manner in any such transaction as other Common Stock.

6. Government Regulations. Notwithstanding anything contained herein to the contrary, the Company’s obligation to issue or deliver certificates evidencing the Performance Shares shall be subject to the terms of all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required; provided that the Company shall use commercially reasonable best efforts to ensure that the terms of all applicable laws, rules and regulations and approvals by any governmental agencies or national securities exchanges as may be required are timely satisfied or obtained, as applicable.

7. Withholding Taxes. The Company shall have the right to withhold from amounts payable to the Awardee, as compensation or otherwise, or alternatively, to require the Awardee to remit to the Company, an amount sufficient to satisfy all federal, state and local withholding tax requirements.

8. Awardee Representations. The Awardee has reviewed with his own tax advisors the federal, state, local and foreign tax consequences of the transactions contemplated by this Agreement. The Awardee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents, if any, made to the Awardee. The Awardee understands that the Awardee (and not the Company) shall be responsible for the Awardee’s own tax liability arising as a result of the transactions contemplated by this Agreement.

9. Employment. Neither this Agreement nor any action taken hereunder shall be construed as giving the Awardee any right of continuing employment by the Company.

10. Notices. Notices or communications to be made hereunder shall be in writing and shall be delivered in person, by registered mail, by confirmed facsimile or by a reputable overnight courier service to the Company at its principal office or to the Awardee at his address contained in the records of the Company.

11. Governing Law. This Agreement shall be construed under the laws of the State of Delaware, without regard to conflict of laws principles.

12. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings relating to the subject matter of this Agreement. Notwithstanding the foregoing, this Agreement and the Award made hereby shall be subject to the terms of the Plan. In the event of a conflict between this Agreement and the terms of the Plan, the Plan shall control. To the extent that there is any conflict between the terms and provisions of this Agreement and any other agreement between the Awardee and the Company other than the Change in Control Severance Agreement, the terms and provisions of this Agreement will control.

13. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and the Awardee and their respective permitted successors, assigns, heirs, beneficiaries and representatives. This Agreement is personal to the Awardee and may not be assigned by the Awardee without the prior consent of the Company. Any attempted assignment in violation of this Section shall be null and void.

14. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Awardee.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused their duly authorized officer to execute this Agreement as of the date first written above.

THE CHILDREN’S PLACE RETAIL STORES, INC.

By:
Name: Charles Crovitz
Title: Interim Chief Executive Officer
Date: ___________________________

AWARDEE

Name: Date:

EXHIBIT A

1.	(a).	Awardee’s Name:

(b).	Awardee’s Social Security Number:

(c).	Award Date: December 10, 2007

(d).	Target Number of Performance Shares Available to be earned:

(e).	Maximum Number of Performance Shares Available to be earned:

(f).	Measurement Period:

(g).	Performance Requirements:

Subject to the terms and conditions set forth in the Performance Stock Award Agreement, the Performance Shares shall be earned to the extent set forth below.

Fiscal Year 2008: [to come]. To the extent this goal is achieved for such fiscal year, the number of Performance Shares that are earned and vest with respect to Fiscal Year 2008 shall be delivered to the Awardee on the Delivery Date (or, if earlier, upon a Change in Control).

Fiscal Year 2009: [to come]. To the extent this goal is achieved for such fiscal year, the number of Performance Shares that are earned and vest with respect to Fiscal Year 2009 shall be delivered to the Awardee on the Delivery Date (or, if earlier, upon a Change in Control).

Fiscal Year 2010: [to come]. To the extent this goal is achieved for such fiscal year, the number of Performance Shares that are earned and vest with respect to Fiscal Year 2010 shall be delivered to the Awardee on the Delivery Date (or, if earlier, upon a Change in Control).